Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	John Roselli
609-720-4624
Karen Chin
609-720-4398

TYCO REPORTS FIRST QUARTER EARNINGS
FROM CONTINUING OPERATIONS OF $0.39 PER SHARE

PEMBROKE, Bermuda – Feb. 2, 2006 – Tyco International Ltd. (NYSE: TYC; BSX: TYC) today reported diluted GAAP earnings per share (EPS) from continuing operations of $0.39 for the first fiscal quarter of 2006, compared with $0.34 in the first fiscal quarter of 2005.  EPS excluding special items was also $0.39.  Results include $0.02 per share related to the expensing of stock options.  Last year’s results included net charges of $0.07 per share related primarily to the early retirement of debt.  Revenue in the quarter totaled $9.7 billion, with organic revenue growth of 4 percent.  The company generated cash flow from operating activities of $675 million and free cash flow of $230 million in the quarter, including  approximately $120 million in cash payments for previously disclosed legal items.

Tyco Chairman and Chief Executive Officer Ed Breen commented, “On an overall basis, we delivered good organic growth; however, we are not satisfied with our operating performance this quarter, and we are focused on addressing the issues that arose in several areas.  We are confident that we are taking the right actions and expect to make meaningful progress throughout the remainder of the year.”

During the current quarter, Tyco adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of stock options and prior year results were not restated.  Organic revenue growth, free cash flow, operating income before stock option expense, and net debt are non-GAAP financial measures and are described below.  For a reconciliation of these non-GAAP measures, see the attached tables.

SEGMENT RESULTS

The financial results presented in the tables below are in accordance with GAAP unless otherwise indicated.  All dollar amounts are pretax and stated in millions.  All comparisons are to the quarter ended December 31, 2004 unless otherwise indicated.

Electronics

	Dec. 30, 2005	Dec. 31, 2004	$ Change	% Change
Revenue	$3,022	$2,879	$143	5%
Operating Income Before Stock Option Expense	$395	$414	$(19)	(5)%

Stock Option Expense	$(11)	$0	$(11)
Operating Income	$384	$414	$(30)	(7)%
Operating Margin	12.7%	14.4%

Organic revenue growth was 8 percent.   Organic revenue growth in connector and cable assembly products was 11 percent.  Growth was strong in the communications, computer and consumer electronics, general industrial and energy markets.  Organic revenue growth in Automotive was 6 percent, with growth in Asia and North America partially offset by flat revenue in Europe.  Orders were up 13 percent organically, which resulted in a book-to-bill ratio of 1.02.

Operating income decreased by $30 million.  Income from higher revenue was more than offset by approximately $40 million in increased materials costs, $6 million in incremental costs for restructuring, and $11 million for stock option expense.

Fire & Security

	Dec. 30, 2005	Dec. 31, 2004	$ Change	% Change
Revenue	$2,793	$2,882	$(89)	(3)%
Operating Income Before Stock Option Expense	$239	$283	$(44)	(16)%

Stock Option Expense	$(11)	$0	$(11)
Operating Income	$228	$283	$(55)	(19)%
Operating Margin	8.2%	9.8%

Organic revenue growth was 1 percent with moderate growth in residential security and the Worldwide Fire Services business partially offset by weakness in the commercial security business.

Operating income decreased by $55 million.  The operating income decline was primarily due to a $23 million decrease in commercial security as a result of lower revenue and higher installation costs, as well as a $13 million decline in the Worldwide Fire Services business due to lower contracting margins.  Income was also reduced by $11 million for stock option expense.

Healthcare

	Dec. 30, 2005	Dec. 31, 2004	$ Change	% Change
Revenue	$2,287	$2,319	$(32)	(1)%
Operating Income Before Stock Option Expense	$551	$581	$(30)	(5)%

Stock Option Expense	$(12)	$0	$(12)
Operating Income	$539	$581	$(42)	(7)%
Operating Margin	23.6%	25.1%

Organic revenue growth was 1 percent.  Growth in International and Surgical was offset by revenue declines in Imaging, Respiratory and Medical.  The revenue declines in Imaging and Respiratory were primarily due to the impact of several voluntary product recalls.

Operating income decreased by $42 million.  Operating income was adversely impacted by $31 million due to costs related to product recalls and increased compliance-related costs, a $20 million decline due to continued weakness in Retail, and $12 million related to stock option expense.  In addition, the company invested an incremental $24 million in research and development and sales and marketing over the same quarter a year ago.

Engineered Products & Services

	Dec. 30, 2005	Dec. 31, 2004	$ Change	% Change
Revenue	$1,604	$1,513	$91	6%
Operating Income Before Stock Option Expense	$174	$172	$2	1%

Stock Option Expense	$(5)	$0	$(5)
Operating Income	$169	$172	$(3)	(2)%
Operating Margin	10.5%	11.4%

Organic revenue growth was 8 percent.  Three of the four businesses had combined organic revenue growth of 11 percent, which was partially offset by a slight revenue decline at Infrastructure Services as a result of a strategic decision to be more selective in bidding for new projects.

Operating income decreased by $3 million.  Income from higher revenue was offset by approximately $35 million from reduced steel spreads and $5 million related to stock option expense.

DISCONTINUED OPERATIONS

During the quarter, Tyco announced that it had reached a definitive agreement to sell its Plastics, Adhesives and Ludlow Coated Products businesses for $975 million.  The transaction is expected to close in Tyco’s second fiscal quarter.  The $237 million after-tax loss from discontinued operations included a $256 million after-tax impairment charge.

OUTLOOK

For the second quarter of 2006, the company expects to achieve EPS from continuing operations excluding special items of $0.40 to $0.42 per share.  Tyco expects similar top-line growth and operating margins compared with the first quarter due to continued costs related to voluntary product recalls and regulatory compliance efforts in Healthcare and continued lower contracting margins in Fire & Security.

The company continues to expect full-year EPS from continuing operations excluding special items of $1.85 to $1.92 per share.  The company further expects that 2006 free cash flow, excluding the cash impact of previously disclosed legal items, will exceed net income excluding special items.  In the second quarter, the company expects to make cash payments of approximately $450 million for previously disclosed legal matters.

EPS from continuing operations excluding special items is a non-GAAP financial measure and is described below.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in five business segments: Fire & Security, Electronics, Healthcare, Engineered Products & Services and Plastics & Adhesives.  With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today beginning at 8:30 a.m. ET.  The call can be accessed in two ways:

•                  At Tyco’s website: http://investors.tyco.com.  A replay of the call will be available through February 17, 2006 at the same website.

•                  By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 230-1085.  The telephone dial-in number for participants outside the United States is (612) 288-0318.

An audio replay of the conference call will be available beginning at 12:00 p.m. on Feb. 2, 2006 and ending at 11:59 p.m. on Feb. 9, 2006.  The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 813107.

NON-GAAP MEASURES

“EPS from continuing operations excluding special items,” “free cash flow” (FCF), “organic revenue growth,” “operating income before stock option expense,” and “net debt” are non-GAAP measures and should not be considered replacements for GAAP results.

The company has forecast its EPS from continuing operations results excluding special items related to divestitures, early retirement of debt, transaction costs related to the separations, and other income or charges that may mask the underlying results and trends and make it difficult to give investors perspective on underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be taken, it is difficult to include the impact of those items in the forecast.

The company has forecast its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions.  In addition, the company’s forecast excludes the impact of special items because the company cannot predict the amount and timing of such items.

The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. It is also a significant component in the company’s incentive compensation plans.  The difference reflects the impact from:

•                  the sale of accounts receivable programs,

•                  net capital expenditures,

•                  acquisition of customer accounts (ADT dealer program),

•                  cash paid for purchase accounting and holdback/earn-out liabilities and,

•                  voluntary pension contributions.

See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

The impact from the sale of accounts receivable programs and voluntary pension contributions is added or subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  Capital expenditures and the ADT dealer program are subtracted because they represent long-term commitments. Cash paid for purchase accounting and holdback/earn-out liabilities is subtracted from Cash Flow from Operating Activities because these cash outflows are not available for general corporate uses.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

FCF as presented herein may not be comparable to similarly titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.

“Organic revenue growth” is a useful measure used by the company to measure the underlying results and trends in the business.  The difference between reported net revenue growth (the most comparable GAAP measure)

and organic revenue growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures, and other changes that do not reflect the underlying results and trends (for example, revenue reclassifications and changes to the fiscal year).

Organic revenue growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity, or revenue reclassification.  It is also a component of the company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the company’s revenue.  This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of organic revenue growth.

“Operating income before stock option expense” is a financial measure used by the company to evaluate the underlying results and operating performance of the businesses.  The difference between operating income (the most comparable GAAP measure) and operating income before stock option expense (the non-GAAP measure) reflects the impact of adopting SFAS 123R on the current period results.  The limitation of this measure is that it excludes an item that impacts the company’s current period operating income.  This limitation is best addressed by using this measure in combination with operating income (the most comparable GAAP measure) because operating income before stock option expense does not reflect the impact of adopting SFAS 123R and may be higher than operating income (the most comparable GAAP measure).  Management believes operating income before stock option expense is a useful measure that allows investors to draw comparisons between operating results reported prior to adoption of SFAS 123R and the current period, which may mask underlying trends and make it difficult to give investors perspective on underlying business results.

Net debt is a non-GAAP measure and should not be considered a replacement for GAAP results. Net debt is total debt (the most comparable GAAP measure) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to measure the company’s ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the accompanying table to this press release for the reconciliation of net debt.

The limitation associated with using net debt is that it subtracts cash items and therefore may imply that there is less company debt than the most comparable GAAP measure indicates and may include certain cash items that are not readily available for repaying debt. This limitation is best addressed by using net debt in combination with total debt because net debt may be significantly lower than the GAAP measure. Net debt should be used in conjunction with other GAAP financial measures.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005.

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TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Quarter Ended
	December 30,	December 31,
	2005	2004
Net revenue	$9,706	$9,601
Cost of sales	6,471	6,244
Selling, general and administrative expenses	1,987	1,965
Restructuring and asset impairment charges, net	12	7
Losses and impairments on divestitures	11	15
Operating income	1,225	1,370
Interest income	37	37
Interest expense	(189)	(216)
Other expense, net	(1)	(161)
Income from continuing operations before income taxes and minority interest	1,072	1,030
Income taxes	(262)	(306)
Minority interest	(3)	(3)
Income from continuing operations	807	721
Loss from discontinued operations, net of income taxes	(237)	(12)
Income before cumulative effect of accounting change	570	709
Cumulative effect of accounting change, net of income taxes	—	21
Net income	$570	$730

Basic earnings per common share:
Income from continuing operations	$0.40	$0.36
Loss from discontinued operations	(0.12)	(0.01)
Cumulative effect of accounting change	—	0.01
Net income	$0.28	$0.36
Diluted earnings per common share:
Income from continuing operations	$0.39	$0.34
Loss from discontinued operations	(0.11)	(0.01)
Cumulative effect of accounting change	—	0.01
Net income	$0.28	$0.34

Weighted-average number of shares outstanding:
Basic	2,003	2,008
Diluted	2,109	2,206

Income Reconciliation for Diluted EPS:
Income from continuing operations	$807	$721
Add back of interest expense for convertible debt	12	24
Income from continuing operations, giving effect to dilutive adjustments	819	745
Loss from discontinued operations	(237)	(12)
Cumulative effect of accounting change	—	21
Net income, giving effect to dilutive adjustments	$582	$754

NOTE:       These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

TYCO INTERNATIONAL LTD.

RESULTS OF SEGMENTS

(in millions)

(Unaudited)

	Quarter Ended
	December 30,		December 31,
	2005		2004
NET REVENUE
Electronics	$3,022		$2,879
Fire and Security	2,793		2,882
Healthcare	2,287		2,319
Engineered Products and Services	1,604		1,513
Corporate	—		8
Total Net Revenue	$9,706		$9,601

OPERATING INCOME AND MARGIN
Electronics	$384	12.7%	$414	14.4%
Fire and Security	228	8.2%	283	9.8%
Healthcare	539	23.6%	581	25.1%
Engineered Products and Services	169	10.5%	172	11.4%
Corporate	(95)		(80)
Operating Income and Margin	$1,225	12.6%	$1,370	14.3%

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 30,	September 30,
	2005	2005

Current Assets:
Cash and cash equivalents	$3,071	$3,206
Accounts receivable, net	6,601	6,732
Inventories	4,401	4,197
Prepaid expenses and other current assets	3,164	3,090
Assets held for sale	1,129	1,290
Total current assets	18,366	18,515

Property, plant and equipment, net	9,125	9,238
Goodwill	24,486	24,557
Intangible assets, net	5,067	5,085
Other assets	5,217	5,226
Total Assets	$62,261	$62,621

Current Liabilities:
Current maturities of long-term debt	$1,956	$1,954
Accounts payable	3,006	3,065
Accrued and other current liabilities	6,115	6,552
Liabilities held for sale	289	219
Total current liabilities	11,366	11,790

Long-term debt	10,529	10,600
Other liabilities	7,799	7,720
Total Liabilities	29,694	30,110

Minority interest	66	61

Shareholders’ equity	32,501	32,450

Total Liabilities and Shareholders’ Equity	$62,261	$62,621

NOTE: These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Quarter Ended
	December 30,	December 31,
	2005	2004
Cash Flows from Operating Activities:
Net income	$570	$730
Loss from discontinued operations	237	12
Cumulative effect of accounting change	—	(21)

Income from continuing operations	807	721
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and asset impairment charges, net	6	(4)
Losses and impairments on divestitures	11	18
Depreciation and amortization	516	529
Non-cash compensation expense	75	20
Deferred income taxes	(2)	94
Provision for losses on accounts receivable and inventory	54	66
Loss on the retirement of debt	—	156
Other non-cash items	18	34
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	86	(269)
Inventories	(273)	(321)
Accounts payable	(29)	92
Accrued and other liabilities	(469)	(305)
Other	(125)	45
Net cash provided by operations	675	876
Net cash used in discontinued operating activities	(7)	(86)

Cash Flows from Investing Activities:
Capital expenditures	(301)	(307)
Proceeds from disposal of assets	9	28
Acquisition of businesses, net of cash acquired	(88)	(11)
Acquisition of customer accounts (ADT dealer program)	(77)	(67)
Purchase accounting and holdback/earn-out liabilities	(80)	(17)
Divestiture of businesses, net of cash retained	(4)	166
Decrease (increase) in investments	94	(46)
Decrease in restricted cash	24	3
Other	(9)	11
Net cash used in investing activities	(432)	(240)
Net cash used in discontinued investing activities	(5)	(10)

Cash Flows from Financing Activities:
Net repayments of debt	(4)	(1,575)
Proceeds from exercise of share options	61	43
Dividends paid	(200)	(24)
Repurchase of common shares	(216)	—
Other	(3)	(15)
Net cash used in financing activities	(362)	(1,571)
Net cash used in discontinued financing activities	—	(79)

Effect of currency translation on cash	(4)	80
Net decrease in cash and cash equivalents	(135)	(1,030)
Cash and cash equivalents at beginning of period	3,206	4,487

Cash and cash equivalents at end of period	$3,071	$3,457

Reconciliation to “Free Cash Flow”:
Net cash provided by operating activities	$675	$876
Decrease in sale of accounts receivable	4	9
Capital expenditures, net	(292)	(279)
Acquisition of customer accounts (ADT dealer program)	(77)	(67)
Purchase accounting and holdback/earn-out liabilities	(80)	(17)
Free Cash Flow	$230	$522

NOTE: Free cash flow is a non-GAAP measure.  See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.

ORGANIC REVENUE GROWTH RECONCILIATION

(in millions)

(Unaudited)

	Quarter Ended December 30, 2005								Net Revenue for the
	Net Revenue		Foreign Currency		Acquisition / Divestiture		Organic Revenue Growth		Quarter Ended December 31, 2004
Electronics	$3,022	5.0%	$(92)	-3.2%	$(3)	-0.1%	$238	8.3%	$2,879
Fire and Security	2,793	-3.1%	(60)	-2.1%	(58)	-2.0%	29	1.0%	2,882
Healthcare	2,287	-1.4%	(51)	-2.2%	5	0.2%	14	0.6%	2,319
Engineered Products and Services	1,604	6.0%	(25)	-1.7%	(1)	0.0%	117	7.7%	1,513
Corporate	—	—	—	—	(8)	NM	—	NM	8
Total Net Revenue	$9,706	1.1%	$(228)	-2.4%	$(65)	-0.7%	$398	4.2%	$9,601

NOTE:  Organic revenue growth is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.

NET DEBT RECONCILIATION

(in millions)

(Unaudited)

Quarter Ended
December 30, 2005

Total debt at beginning of period	$12,554
Net debt repayments	(4)
Currency translation	(45)
Other	(20)
Total debt at end of period	12,485
Less: cash and cash equivalents at end of period	(3,071)
Net debt at end of period	$9,414

NOTE:  Net debt is a non-GAAP measure. See description of non-GAAP measures contained in this release.